EXHIBIT 4.36
TELECOMMUNICATIONS FACILITIES LEASING AGREEMENT
BY AND BETWEEN
CHINA NETCOM (GROUP) COMPANY LIMITED
AND
CHINA NETWORK COMMUNICATIONS GROUP CORPORATION
This Agreement is made and entered into on November 6, 2007 in Beijing, People’s Republic of China (“PRC”) by and between the following two Parties:

(1)	Party A:	China Network Communications Group Corporation (“Netcom Group”)

	Address:	No. 156, Fuxingmennei Avenue, Xicheng District, Beijing, PRC

(2)	Party B:	China Netcom (Group) Company Limited (“CNC China”)

	Address:	Building C, No. 156, Fuxingmennei Avenue, Xicheng District, Beijing, PRC
WHEREAS,
(1) Netcom Group is a state owned enterprise duly incorporated and validly existing under the laws of the PRC;
(2) CNC China is a foreign funded enterprise duly incorporated and validly existing under the laws of PRC and is ultimately controlled by Netcom Group through China Netcom Group Corporation (Hong Kong) Limited (“Listed Company”), a company duly incorporated and validly existing under the laws of the Hong Kong Special Administration Region and dually listed on the Hong Kong Stock Exchange and New York Stock Exchange. CNC China is approved by the Ministry of Information Industry of the PRC to operated relevant telecommunications services in Beijing, Tianjin, Hebei, Henan, Shandong, Liaoning, Heilongjiang, Jilin, Inner Mogolia and Shanxi;
(3) CNC China desires to use certain telecommunications facilities of Netcom Group in its relevant telecommunications business operations.
Based on fair and reasonable basis, following cooperative negotiation, regarding the leasing of the telecommunications facilities provided by Netcom Group (including branches, subsidiaries, and other controlled units, but excluding branches, subsidiaries and other controlled units of the Listed Company) to CNC China (including branches, subsidiaries, and other controlled units), the Parties agreed hereto as follows:

1. LEASING OF TELECOMMUNICATIONS FACILITIES
1.1 It is mutually agreed between both Parties that CNC China leases from Netcom Group international telecommunications channel gateways (including International Backhaul landing stations, International Ground-Cable entry stations, landing or domestic extension terminals and Earth-Station in the International satellites network), international telecommunications service gateways (including International Network Bureau for Telecommunications, International Telecommunications Network Relay Stations, International Network Bureau for ATM/FR, DDN and IP), international Submarine Cable capacities, international land cable resources and international satellite resources (“International Telecommunications Resources”) in addition to the inter-provincial optic fibers (“Inter-Provincial Optic-Fibers”) owned by Netcom Group and located in areas covered by CNC China’s business operation and other resources and facilities (collectively referred to as “Telecommunications Resources and Facilities”) that CNC China needs in its business operations.
2. FUNDAMENTAL PRINCIPLES
2.1 Netcom Group leases to CNC China the Telecommunications Resources and Facilities according to this Agreement as a paid transaction between two enterprises engaging in economic activities. Netcom Group is entitled to demand reasonable charges for the lease of such resources and facilities according to fair and reasonable principles; CNC China shall perform its duty in making payments.
2.2 Netcom Group shall offer the leasing of communication resources and facilities to CNC China at terms not less favorable to the terms offered to any third party for the leasing of the same or similar resources and facilities.
2.3 Should CNC China demand Netcom Group to provide additional resources and/or facilities as detailed in this Agreement, Netcom Group shall use its best endeavor to fulfill the needs of CNC China in providing the demanded facilities. The terms offered to CNC China in providing such additional resources and/or facilities shall not be less favorable to terms offered to any third party for the leasing of the same or similar resources and/or facilities.
2.4 Not owing to the fault of Netcom Group, should Netcom Group fail to provide part or all of the resources and/or facilities as detailed in the Agreement, Netcom Group shall inform CNC China promptly in writing. Netcom Group shall use its best endeavor to assist CNC China in obtaining the same or similar resources and/or facilities by other means.
2.5 The resources and/or facilities to be provided as detailed in this Agreement shall be made in accordance with the agreement of both Parties with respect to the usage of resources and/or facilities and also to the compliance of the relevant regulations of the State.
2.6 With regards to related transactions Netcom Group promises to provide the accounting records of Netcom Group and other related Parties to the auditors of the Listed Company.
2.7 Should either Party breach this Agreement and cause the other Party to incur loss, the Party in breach shall undertake to compensate to the other Party promptly and entirely for the breach of contract (including but not limited to the direct or indirect loss incurred by the other Party due to the breach of contract). If the loss to the other Party is caused by Force Majeure then the defaulting Party shall not incur responsibility.
2.8 When either Party to this Agreement performs its duty according to this Agreement, the other Party shall give necessary and reasonable assistance to the performing Party.
2.9 It is agreed that both Parties will take further actions to ensure the realization of the principles and provisions in this Agreement. It is further agreed that both Parties will ensure that, CNC China, being a subsidiary of the Listing Company, shall comply with the Listing Rules of the Hong Kong Stock Exchange for connected transactions.

3. ELEMENTARY CONTENT OF THE LEASING OF TELECOMMUNICATIONS RESOURCES AND FACILITIES
3.1 Please refer to Appendix 1 for the scope, type, and quantity of CNC China’s lease of International Telecommunications resources owned by Netcom Group.
3.2 Please refer to Appendix 2 for the scope, type, and quantity of CNC China’s lease of Inter-Provincial Optic Fibers owned by Netcom Group.
3.3 Please refer to Appendix 3 for the scope, type, and quantity of CNC China’s lease of other telecommunications resources and facilities owned by Netcom Group.
3.4 Depending on the actual situation, both Parties can adjust on an annual basis the scope, type, and quantity for the leased international telecommunications resources and inter-provincial optic fiber as detailed in the Appendices.
4. OBLIGATIONS OF THE PARTIES
4.1 CNC China is responsible for its own repairing and incurring the cost of repair according to the regulations and standards for the leased International Telecommunications Resources and Inter-Provincial Optics Fibers.
4.2 The Parties shall decide through consultation that either CNC China or Netcom Group will be responsible for maintenance of part or all of the resources and facilities set out in Appendix 3 and CNC China will bear the maintenance expense (if not otherwise agreed by the Parties); If it is decided that Netcom Group shall be responsible for maintenance of part or all of the resources and facilities set out in Appendix 3, CNC China shall reimburse relevant expenses incurred during the maintenance of such telecommunications facilities by Netcom Group.
4.3 CNC China shall use the leased Telecommunications Resources and Facilities in a reasonable way. Within the duration of this Agreement and within the scope of application of laws, CNC China has the right to lease out Telecommunications Resources and Facilities to third party during the normal leasing of network elements. The leasing fees concerned shall be set according to the relevant state regulations in accordance with the principles of fairness and reasonableness.
4.4 Should CNC China need to interrupt the Telecommunications Resources and Facilities due to reasons connected to repair, CNC China shall inform Netcom Group in advance within a reasonable time.
5. QUALITY ASSURANCE
5.1 Netcom Group shall ensure that the quality of the leased Telecommunications Resources and Facilities comply with the standards and regulations of the State.
5.2 CNC China shall ensure that the equipments for connections to the Telecommunications Resources and Facilities comply with the quality standard and technological requirements stipulated by the State Regulatory Department.
6. COSTS AND PAYMENTS
6.1 The lease charges for CNC China’s leasing of Telecommunications Resources and Facilities shall be equivalent to the annual depreciation cost of such Telecommunications Resources and Facilities. Such cost shall not be higher than the market price.

6.2 Within 3 months after the end of each calendar year, both Parties shall examine (if necessary) the costs incurred for that year for Telecommunications Resources and Facilities provided according to this Agreement. The discrepancies (if any) shall be adjusted in next year’s examination.
6.3 The charges to be paid in accordance with Article 4.2 of this Agreement shall follow the market price; those having no market price shall follow the pricing method agreed upon by both Parties, however, the said pricing method shall be calculated with regard to the reasonable cost and reasonable profit of the service, whereby “reasonable cost” means the cost agreed by both Parties.
6.4 CNC China shall pay lease charges to Netcom Group before 10th of the last month of each season. CNC China shall provide Netcom Group with a detailed list of the lease charges of last season and other charges as stated in Article 6.3 of this Agreement. CNC China shall pay the balance of lease charges, deducting the charges stated in Article 6.3 of this Agreement, to Netcom Group. Netcom Group shall deliver the bill to CNC China upon receipt of the balance. Should there be objections from either Party, adjustments shall be made in the following season after confirmation from both Parties.
6.5 Should CNC China delays in payment it shall pay a late payment charge to Netcom Group at a rate of 0.05% of the amount due for each day of delay.
7. TERM
This Agreement shall come into effect once signed by the legal representatives or authorized representatives of both Parties and affixed with their official seals. This Agreement shall be effective from January 1, 2008 to December 31, 2010. If CNC China wishes to renew this Agreement and notifies Netcom Group with 3 month’s notice, this Agreement shall be renewed automatically for another 3 years on the same terms. There is no limit on the number of renewal.
8 REPRESENTATIONS, WARRANTIES AND UNDERTAKINGS
8.1 Each Party represents warrants and undertakes to the other Party that:
(1) It is an independent legal person existing in accordance with the laws of PRC, and have the power and authority (including but not limited to any approval, consents or permission granted by the government departments to enter into and perform this Agreement);
(2) No provision in this Agreement violates the constitutive documents or the laws and regulations of the PRC;
(3) It will use its best endeavors to take all necessary and procure appropriate or advantageous measures to perform its obligations under this Agreement and to make this Agreement effective in accordance with the law and regulations of the PRC and the terms of this Agreement.
9. FORCE MAJEURE
9.1 In the event of Force Majeure that causes both Parties or either Party to fail completely or partially in performing the obligations under this Agreement, that said Party is not liable for breach of agreement. However, in the event of such an incident, the affected Party shall inform the other Party by written notice within fifteen (15) days after the said incident and provide relevant proof and evidence to the other Party. At the same time, the affected Party shall use its best endeavors to minimize the damage caused by the Force Majeure event. The affected Party or both Parties shall resume its obligations under this Agreement within a reasonable time once the Force Majeure event has ended.
9.2 The events constituting a Force Majeure relates to events which cannot be reasonably foreseen, avoided, and overcame on an objective basis.

10. CONFIDENTIALITY
10.1 Unless with written approval by the other Party, neither Party can announce nor supply or reveal to any third party information regarding this Agreement or the business information of the other Party, with the exception of requests by the legal or governmental departments or any other relevant securities regulatory authorities or for the purpose of the Listing Company seeking listing or retaining listing.
11. TRANSFER OF RIGHTS AND DUTIES
Without the written approval of the other Party, neither Party may transfer any single right and obligation as agreed upon under this Agreement.
12. NON-WAIVER
Unless otherwise specified by law, the failure or delay of exercising the right, power or privilege as endowed by this Agreement on the part of any Party cannot be deemed as the waiver of such rights, power or privileges. Besides, the partial exercise of such rights, power or privileges shall not hinder the exercise of such rights, power or privileges of this Party in the future.
13. NOTICES
13.1 All notices required to be delivered pursuant to this Agreement shall be in writing, and delivered to the address as stated at the beginning part of this Agreement, or to addresses or facsimile numbers designated by one Party to the other Parties in writing from time to time.
13.2 Any notice shall be delivered either by hand, registered mail, or facsimile. Any notice shall be deemed to have been delivered at the time of actual receipt if delivered by hand; three days after the date of return receipt if delivered by registered mail; and at the time of transmission if delivered by facsimile.
14. GOVERNING LAWS
14.1 This Agreement shall be governed, interpreted and implemented in accordance with laws of the PRC.
15 DISPUTE RESOLUTION
In case of disputes as to the power, interpretation or implementation of this Agreement, both Parties shall seek to settle the matters of dispute by friendly negotiation. If the matters of dispute cannot be settled by negotiation within thirty (30) days from the day the matters of dispute arise, either Party has the right to resort to litigation at the people’s court which has jurisdiction over such Party.
16 MISCELLANEOUS
16.1 Without written confirmation from both Parties, no Party can change or amend this Agreement. Upon the agreement of both Parties, both Parties can amend this Agreement or enter into supplementary agreement to this Agreement. The amendments or supplementary agreements of this Agreement shall come into effect once signed by the legal representatives or authorized representatives of both Parties and affixed with their official seals.
16.2 This Agreement is severable, that is, if any provision of this Agreement is held to be void, illegal, void or unenforceable at any time, the effectiveness and performance of other provisions of this Agreement shall not be affected.
16.3 The appendix to this Agreement forms a part to this Agreement; both the Agreement and the appendix to this Agreement have equal legal status.

16.4 This Agreement shall be governed and interpreted in accordance with the laws of PRC.
16.5 This Agreement is made into two (2) duplicate originals. Each Party holds one (1) copy, and each copy shall have the same legal binding effect.
IN WITNESS WHEREOF, the legal representatives or authorized representatives of the both Parties hereto have executed this Agreement as of the date and venue first written above.
Signature page:
CHINA NETWORK COMMUNICATIONS GROUP CORPORATION

By:	/s/ Zuo Xunsheng
Legal Representative or Authorized Representative
CHINA NETCOM (GROUP) COMPANY LIMITED

By:	/s/ Zuo Xunsheng
Legal Representative or Authorized Representative
APPENDIX I:
List of international telecommunications resources to be lease
APPENDIX II:
List of inter-provincial optic fiber to be leased
APPENDIX III:
List of other telecommunications resources and facilities to be leased